EXHIBIT 10.13



         DESCRIPTION DATED MARCH 30, 1990 OF CIGNA CORPORATION
                    KEY MANAGEMENT ANNUAL INCENTIVE
                              BONUS PLAN


The CIGNA Key Management Annual Incentive Bonus Plan is designed to activate and reward the attainment of annual corporate performance objectives and performance relative to key competitors. The maximum bonus pool for any one year is based on the evaluation by the Board of Directors of corporate results versus corporate financial performance goals and business plans previously approved by the Board. Cash awards to individual participants depend on the extent to which those objectives have been achieved, how corporate results compare to competitor performance and upon the People Resources Committee's assessment of the Individual's personal contribution to their achievement.